UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				(Amendment No. 2)

                                 Accuride Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   00439T206
                                 (CUSIP Number)

			       December 31, 2011
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                               CUSIP No. 00439T206


       1.    Names of Reporting Persons.

             Valinor Management, LLC

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 4,403,668
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 4,403,668

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             4,403,668

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     9.31%

       12.   Type of Reporting Person

	     OO

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 				CUSIP No. 00439T206


       1.    Names of Reporting Persons.

             David Gallo

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States of America

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 4,403,668
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 4,403,668

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             4,403,668

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     9.31%

       12.   Type of Reporting Person

	     IN

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	                     CUSIP No. 00439T206


       1.    Names of Reporting Persons.

             Valinor Capital Partners Offshore Master Fund, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 2,626,456
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power:  2,626,456

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,626,456

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.55%

       12.   Type of Reporting Person

	     PN

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Item 1. (a)  Name of Issuer: Accuride Corp.

        (b)  Address of Issuer's Principal Executive Offices:

	     7140 Office Circle
	     Evansville, IN 47715

Item 2. (a)  Name of Person Filing:

             Valinor Management, LLC
	     David Gallo
	     Valinor Capital Partners Offshore Master Fund, L.P.

        (b)  Address of Principal Business Office, or, if None, Residence:

             Valinor Management, LLC
	     David Gallo
             510 Madison Avenue, 25th Floor
	     New York, NY 10022

	     Valinor Capital Partners Offshore Master Fund, L.P.
	     c/o Morgan Stanley Fund Services (Cayman) Ltd.
	     Cricket Square
	     Hutchins Drive
	     2nd Floor, Boundary Hall
	     P.O. Box 2681
	     Grand Cayman KY1-1111
	     Cayman Islands

        (c)  Citizenship:

	     Valinor Management, LLC:  Delaware
	     David Gallo:  United States of America
	     Valinor Capital Partners Offshore Master Fund, L.P.: Cayman Islands

        (d)  Title of Class of Securities:
             Common Stock

        (e)  CUSIP No.: 00439T206

Item 3.  If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

	(a)  [ ] Broker or dealer registered under Section 15 of the Act.

	(b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

	(c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act.

	(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

	(e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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Item 4.  Ownership

 	 Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)	Amount beneficially owned:

		Valinor Management, LLC: 4,403,668
		David Gallo: 4,403,668
		Valinor Capital Partners Offshore Master Fund, L.P.: 2,626,456

	 (b)	Percent of class:

		Valinor Management, LLC: 9.31%
		David Gallo: 9.31%
		Valinor Capital Partners Offshore Master Fund, L.P.: 5.55%

	 (c)	Number of shares as to which the person has:


		(i)   Sole power to vote or to direct the vote

        	      Valinor Management, LLC: 0
	  	      David Gallo: 0
		      Valinor Capital Partners Offshore Master Fund, L.P.: 0

      	        (ii)  Shared power to vote or to direct the vote

         	      Valinor Management, LLC: 4,403,668
		      David Gallo: 4,403,668
		      Valinor Capital Partners Offshore Master Fund, L.P.:
		      2,626,456

     	        (iii) Sole power to dispose or to direct the disposition of

        	      Valinor Management, LLC: 0
		      David Gallo: 0
		      Valinor Capital Partners Offshore Master Fund, L.P.: 0

      	        (iv)  Shared power to dispose or to direct the disposition of

        	      Valinor Management, LLC: 4,403,668
		      David Gallo: 4,403,668
		      Valinor Capital Partners Offshore Master Fund, L.P.:
		      2,626,456

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

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Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2012
                                       Valinor Management, LLC*

                                       By: /s/ David Angstreich
                                       --------------------------
                                       Name: David Angstreich
                                       Title: Chief Financial Officer

				       /s/ David Gallo*
				       --------------------------
                                       Name: David Gallo

 			   	       Valinor Capital Partners Offshore
				       Master Fund, L.P.

				       By: /s/ David Gallo
				       --------------------------
                                       Name: David Gallo
				       Title: Director


* The Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interests therein.


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				EXHIBIT A


				AGREEMENT




The undersigned agree that this Schedule 13G/A dated February 14, 2012 relating to the Common Stock of Accuride Corp. shall be filed on behalf of the undersigned.

                                       Valinor Management, LLC

                                       By: /s/ David Angstreich
                                       --------------------------
                                       Name: David Angstreich
                                       Title: Chief Financial Officer

				       /s/ David Gallo
				       --------------------------
                                       Name: David Gallo

 			   	       Valinor Capital Partners Offshore
				       Master Fund, L.P.

				       By: /s/ David Gallo
				       --------------------------
                                       Name: David Gallo
				       Title: Director


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